EXHIBIT 99.1

Investor Contact: Scott Gleason Interim CFO & SVP Investor Relations & Corp. Communications 484-425-0588 sgleason@orasure.com	Media Contact: Amy Koch Sr. Mgr. Corporate Communications 484-523-1815 media@orasure.com

OraSure Technologies Announces the Retirement of Jack E. Jerrett and Appointment of Agnieszka M. Gallagher as General Counsel, Chief Compliance Officer and Secretary

BETHLEHEM, PA., Nov. 9, 2021 (Globe Newswire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a global leader in point-of-care and home diagnostic testing and sample collection technologies, announced today that after almost 21 years of service to the Company, Jack E. Jerrett is retiring as the Company’s Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, effective as of December 31, 2021. Agnieszka M. Gallagher, who most recently served as the Chief Ethics and Compliance Officer at Alnylam Pharmaceuticals has been hired by the Company to fill Jack’s roles as the new General Counsel, Chief Compliance Officer and Secretary.

“Jack has been a stalwart and extremely dedicated member of OraSure’s executive leadership team for over two decades and his countless contributions to the Company’s growth and development deserve our significant gratitude and appreciation,” said Stephen S. Tang, Ph.D., President and Chief Executive Officer of OraSure Technologies. “While Jack’s leadership, experience, and friendship will be sorely missed by the organization, we are fortunate to have an outstanding replacement with Aggie joining the Company and we are exceptionally pleased to add her to the executive leadership team.”

Ms. Gallagher, age 48, brings to OraSure a strong background with over two decades of legal and compliance executive leadership experience. Most recently, Ms. Gallagher served as the Chief Ethics and Compliance Officer for Alnylam Pharmaceuticals, a large cap biopharmaceutical company focused on RNAi therapeutics. Prior to joining Alnylam, Ms. Gallagher was the General Counsel, Secretary, and Chief Compliance Officer of ViiV Healthcare, overseeing a multi-billion dollar annual business. Before ViiV Healthcare, Ms. Gallagher served on GSK Vaccines executive team as Vice President, Ethics and Compliance Officer, and prior to that she led GSK Vaccines’ legal and antitrust work following its $5 billion acquisition of Novartis Vaccines. Before joining GSK, Ms. Gallagher served in leadership roles in the legal and compliance functions at Sandoz (a Novartis Company), Medtronic Inc., and Pfizer Inc.

Mrs. Gallagher holds a Juris Doctorate from Rutgers Law School and a Bachelor of Arts Degree in Spanish from Rutgers College.

About OraSure Technologies

OraSure Technologies empowers the global community to improve health and wellness by providing access to accurate, essential information. OraSure, together with its wholly-owned subsidiaries, DNA Genotek, Diversigen, and Novosanis, provides its customers with end-to-end solutions that encompass tools, services and diagnostics. The OraSure family of companies is a leader in the development, manufacture, and distribution of rapid diagnostic tests, sample collection and stabilization devices, and molecular services solutions designed to discover and detect critical medical conditions. OraSure’s portfolio of products is sold globally to clinical laboratories, hospitals, physician’s offices, clinics, public health and community-based organizations, research institutions, government agencies, pharma, commercial entities and direct to consumers. For more information on OraSure Technologies, please visit www.orasure.com.